As filed with the Securities and Exchange Commission on June 25, 2025

Registration Statement on Form S-8 (No. 333-254307)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-254307)

UNDER
the Securities Act of 1933

Landsea Homes Corporation
(Exact name of registrant as specified in its charter)

Delaware	82-2196021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 McKinney Avenue, Suite 1000 Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Landsea Homes Corporation 2020 Stock Incentive Plan
(Full title of the Plan)

Miek Harbur General Counsel & Secretary Landsea Homes Corporation 1717 McKinney Avenue, Suite 1000 Dallas, Texas 75202 (949) 345-8080	Copy to: Brian P. Finnegan Luke R. Jennings Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-254307) (the “Registration Statement”) of Landsea Homes Corporation, a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission on March 15, 2021, pertaining to the registration of 6,000,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for issuance under the Landsea Homes Corporation 2020 Stock Incentive Plan, and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statement.

On June 25, 2025, pursuant to an Agreement and Plan of Merger, dated as of May 12, 2025, by and among Lido Holdco, Inc., a Delaware corporation (“Parent”), Lido Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file a certification and notice of termination of registration on Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on June 25, 2025.

LANDSEA HOMES CORPORATION

By:	/s/ Miek Harbur
Name: Miek Harbur
Title: General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.